Exhibit  21

INTERNATIONAL GAME TECHNOLOGY SUBSIDIARIES

At September 30, 2008

Name

Jurisdiction of Incorporation

International Game Technology

Nevada

IGT

Nevada

WagerWorks, Inc.

Delaware

Acres Gaming Incorporated

Nevada

VLC, Inc.

Montana

I.G.T. (Australia) Pty. Limited

Australia

IGT - Europe B.V.

The Netherlands

I.G.T. - Argentina S.A.

Argentina

IGT  Japan, K.K.

Japan

IGT - Iceland Ltd.

Iceland

International Game Technology – Africa (Pty) Ltd.

South Africa

IGT - UK  Group Limited

England & Wales

IGT Asia, Lda.

Macau

IGT – Canada Inc.

Canada

IGT - Mexicana de Juegos, S. de R.L. de C.V.

Mexico

Servicios Corporativos y de Administracion, S. de R.L. de C.V.

Mexico

IGT-China, Inc.

Delaware

IGT Hong Kong Limited

Hong Kong

IGT-Latvia SIA

Latvia